UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

March 4, 2014

INFORMATICA CORPORATION

(Exact name of registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2100 Seaport Blvd
Redwood City, California 94063

(Address of principal executive offices)

(650) 385-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On March 4, 2014, the Board of Directors of Informatica Corporation (“Informatica”) appointed Hilarie Koplow-McAdams to the Board of Directors as a Class II director, effective immediately.  Ms. Koplow-McAdams will serve on the Compensation Committee of the Board of Directors beginning in April 2014.

Ms. Koplow-McAdams will participate in the Company’s standard non-employee director compensation arrangements.  Under the terms of those arrangements, Ms. Koplow-McAdams will receive, among other things, annual compensation of $50,000 for serving on the Board and an initial equity award based on a fixed value of $350,000, consisting of a nonstatutory stock option award and a restricted stock unit award.  The initial option award will vest as to 33% of the shares on the first anniversary of the grant date, and as to an additional 2.78% each month thereafter. The restricted stock unit award will vest as to 33 1/3% of the restricted stock units on each of the first three anniversaries of the grant date.  In addition, Ms. Koplow-McAdams has executed Informatica’s standard form of indemnification agreement.

Ms. Koplow-McAdams has been the chief revenue officer of New Relic, Inc., since December 2013.  Prior to joining New Relic, Ms. Koplow-McAdams served as president, global sales of salesforce.com, inc. from April 2013 to November 2013.  Ms. Koplow-McAdams also held a variety of other positions at salesforce, including president, commercial and SMB unit from February 2012 to April 2013; executive vice president, worldwide sales from May 2010 to February 2012; and executive vice president, global corporate sales from May 2008 to May 2010.  Prior to salesforce, Ms. Koplow-McAdams was vice president of direct sales at Intuit, Inc. from 2006 to 2008.  In addition, Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation.  Ms. Koplow-McAdams has a bachelor of arts degree in sociology from Mills College and a master of arts degree in public policy from the University of Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 5, 2014		INFORMATICA CORPORATION

	By:	/s/ EARL E. FRY
Earl E. Fry Chief Financial Officer, Chief Administration Officer and EVP, Global Customer Support and Services